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				EXHIBIT 6
			JOINT FILING AGREEMENT

	The undersigned (each, a "Filer" and collectively, the "Filers") for purposes of filing an Amendment to a Schedule 13D pursuant to Securities and Exchange Commission Rule 13d-1(f)(i) each hereby agree:

	(a) each Filer is individually responsible for the timely filing of any further amendments to the Schedule 13D, and for the completeness and
accuracy  of  the   information   concerning  themselves,  but  is  not
responsible for the completeness and accuracy of any of the information contained in the Schedule 13D, as amended, as to any other Filer, unless such Filer knows or has reason to believe that the information is inaccurate;

	(b) this Schedule 13D, as amended, contains the required information with regard to each Filer and indicates that it is filed on behalf of all Filers;

	(c) each Filer agrees that the Schedule 13D, as amended, to which this Joint Filing Agreement is attached as Exhibit 6 is filed on its behalf ; and

	(d) this Joint Filing Agreement may be executed in counterparts.

Dated: February 15, 1994

				SPRINT CORPORATION

				By:/s/ Don A. Jensen
				Don A. Jensen
				Vice President and Secretary

				CENTEL CORPORATION

				By:/s/ Don A. Jensen
				Don A. Jensen
				Vice President and Secretary

				C FON  CORPORATION

				By:/s/ Andrew Panaccione
				Name:Andrew T. Panaccione
				Title:President